EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Array BioPharma Inc.:

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-151237 and 333-137874 and Form S-8 Nos. 333-139450, 333-132205, 333-100955, and 333-51348) of Array BioPharma Inc. of our reports dated August 15, 2008, with respect to the balance sheets of Array BioPharma Inc. as of June 30, 2008 and 2007, the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2008, and the effectiveness of internal control over financial reporting as of June 30, 2008, which reports appear in the June 30, 2008 annual report on Form 10-K of Array BioPharma Inc.

/s/ KPMG LLP

Boulder, Colorado
August 15, 2008